SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 24, 2006

Stewardship Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

New Jersey	0-21855	22-3351447
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

630 Godwin Avenue, Midland Park, NJ	07432
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (201) 444-7100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 27, 2006, Stewardship Financial Corporation issued a press release announcing that its wholly owned subsidiary, Atlantic Stewardship Bank (the “Bank”) has entered into an agreement with Elan Financial Services (“Elan”), a national credit card issuer. Under this agreement, Elan has agreed to purchase the Bank’s existing credit card portfolio, and subsequently will issue credit cards for the Bank under the name of Atlantic Stewardship Bank. It is anticipated that the settlement of the sale will occur in late October 2006 or early November 2006.

As of September 30, 2006, the Bank held approximately $3.5 million in credit card receivables. Although the estimate is preliminary in nature and may be subject to adjustment following the closing of the transaction, the Corporation anticipates that it will recognize a gain for the fourth quarter of 2006, net of income taxes, of approximately $400,000 to $500,000 as a result of the sale to Elan. In addition, the Bank will continue to earn certain fees from ongoing portfolio activity. A copy of the press release announcing the formation of a new relationship with Elan is attached hereto as Exhibit 99.1.

Item 2.01. Completion of Acquisition or Disposition of Assets

On October 24, 2006, Stewardship Financial Corporation sold $17.3 million of available for sale securities that were yielding less than 5 percent, resulting in an after-tax charge of approximately $380,000. The proceeds were used to purchase higher yielding securities and to fund loan growth. The Corporation anticipates that the transaction will reduce exposure to future interest rate risk and enhance long-term financial performance. A copy of the press release announcing the disposition of such assets is attached thereto as Exhibit 99.1.

Item 2.02. Results of Operations and Financial Condition

On October 27, 2006, Stewardship Financial Corporation issued a press release announcing its unaudited results for the quarter ended September 30, 2006. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d)	The following exhibit is furnished pursuant to Item 2.02 and shall not be deemed to be “filed”:

Exhibit No.	Description
Exhibit 99.1	Press Release dated October 27, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 30, 2006	Stewardship Financial Corporation

/s/ Julie E. Holland
Julie E. Holland
Vice President and Treasurer